Exhibit 99.1

Dendreon Reports Second Quarter 2006 Financial Results

— Management Will Host Conference Call at 11:00 am ET —

SEATTLE, WA, August 8, 2006 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended June 30, 2006. Revenue for the second quarter of 2006 was $78,000 compared to $58,000 for the quarter ended June 30, 2005. Revenue for the six months ended June 30, 2006 was $103,000 compared to $115,000 for the six months ended June 30, 2005.

Dendreon’s total operating expenses for the second quarter of 2006 were $20.1 million compared to $18.7 million in 2005. Dendreon’s total operating expenses for the six months ended June 30, 2006 were $45.6 million compared to $39.4 million for the same period in 2005. Operating expenses for the three and six months ended June 30, 2006 included stock-based employee compensation expense of $1.1 million and $1.9 million, respectively.

The net loss for the quarter ended June 30, 2006 was $18.8 million, or $0.26 per share, compared to a net loss of $17.5 million, or $0.30 per share, for the quarter ended June 30, 2005. The net loss for the six months ended June 30, 2006 was $43.1 million, or $0.61 per share, compared to $37.0 million, or $0.63 per share for the six months ended June 30, 2005.

Cash, cash equivalents and short-term and long-term investments at June 30, 2006 totaled $105.6 million compared to $166.4 million at December 31, 2005.

Recent Highlights:

•	Announced publication of pivotal Phase 3 study (D9901) of PROVENGE® (sipuleucel-T) in the July issue of the Journal of Clinical Oncology. The article highlights the significant survival benefit and favorable safety profile of PROVENGE, the Company’s investigational active cellular immunotherapy, in men with advanced androgen-independent prostate cancer.

•	Completed initial build-out of New Jersey manufacturing facility, which will have sufficient capacity to support clinical and future anticipated commercial needs for PROVENGE.

•	Published results from a Phase 2 study (P-16) of PROVENGE in combination with Avastin® (bevacizumab) in the July issue of the American Cancer Society’s journal, Cancer.

•	Presented preclinical data at the American Association of Immunology Conference demonstrating that active immunotherapy using Dendreon’s proprietary Antigen Delivery Cassette™ technology with the antigen carbonic anhydrase IX (CA9), a well-validated and highly-expressed target in renal cell carcinoma, significantly prolonged survival in animal models.

“We had a very productive second quarter. The publication of our D9901 Phase 3 results in the Journal of Clinical Oncology is a significant accomplishment and provides a comprehensive, peer-reviewed overview of the pivotal data to support the potential approval of PROVENGE,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “With the completion of the New Jersey manufacturing facility and our conformance lots of antigen, we are on track to submit a Biologics License Application to the U.S. Food and Drug Administration later this year for marketing authorization for PROVENGE.”

Conference Call Information

Dendreon will host a conference call today at 8:00 p.m. PT, 11:00 p.m. ET. To access the live call, dial 877-704-5391 (domestic) or +1-913-312-1301 (international). The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A phone replay of the call will be available for 3 days by calling 888-203-1112 (domestic) or +1-719-457-0820 (international); Passcode: 3492501.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company uses its experience in antigen identification, antigen engineering and antigen-presenting cell processing to produce active immunotherapy product candidates to potentially stimulate a cell-mediated immune response. PROVENGE (sipuleucel-T) is Dendreon’s lead active cellular immunotherapy in Phase 3 development for prostate cancer. The Company also discovered Trp-p8, a cold receptor and transmembrane ion channel in pre-clinical development, which is over-expressed in breast, prostate, lung and colon cancers. Dendreon expects to leverage its expertise in active immunotherapies to further expand its pipeline and create additional partnering and licensing opportunities. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

# # #

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenue	$78	$58	$103	$115
Operating expenses:
Research and development	14,572	13,501	34,972	29,390
General and Administrative	5,495	5,247	10,659	10,019

Total operating expenses	20,067	18,748	45,631	39,409

Loss from operations	(19,989)	(18,690)	(45,528)	(39,294)
Interest income	1,591	1,302	3,287	2,479
Interest expense	(388)	(132)	(901)	(206)

Net loss	$(18,786)	$(17,520)	$(43,142)	$(37,021)

Basic and diluted net loss per share	$(0.26)	$(0.30)	$(0.61)	$(0.63)

Shares used in computation of basic and diluted net loss per share	71,212	59,226	71,192	59,182

	June 30, 2006	December 31, 2005
Balance Sheet Data:
Cash and cash equivalents	$27,794	$81,949
Short-term investments	65,603	52,273
Long-term investments	12,205	32,187
Total assets	160,620	207,553
Total stockholders’ equity	127,949	168,709